Exhibit 23






           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




To C. R. Bard, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 26, 1999, included in this Form 10-K, into C. R. Bard, Inc.'s previously filed Registration Statements (i) on Form S-8 for the Employees' Retirement Savings Plan of C. R. Bard, Inc., Registration
No. 333-30217, (ii) on Form S-3 Registration No. 333-05997, (iii) the 1990 Employee Stock Option Plan, as amended, Registration No. 333-35544, (iv) the C. R. Bard, Inc. 1988 Directors Stock Award
Plan, as amended, Registration No.'s 333-64874 and 333-51793, (v) the 1993 Long-Term Incentive Plan of C. R. Bard, Inc., as amended, Registration No.'s 33-64874, 333-07189 and 333-51793, (vi) the 1998
Employee Stock Purchase Plan of C. R. Bard, Inc., Registration No. 333-51793, (vii) the C. R. Bard, Inc. Management Stock Purchase Plan, Registration No. 333-69857, and (viii) the MedChem Products, Inc. 1994 Stock Option Plan, MedChem Products, Inc. 1993 Stock Option Plan, MedChem Products, Inc. 1993 Spin-off Stock Option Plan, MedChem Products, Inc. 1993 Director Stock Option Plan, MedChem Products,
Inc. amended and restated Stock Option Plan, all formerly maintained by MedChem Products, Inc., Registration No. 33-63147.


Arthur Andersen LLP /s/


Roseland, New Jersey
March 29, 1999











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